NL Industries, Inc.                          Contact:    Robert D. Hardy
16825 Northchase Drive, Suite 1200                       Chief Financial Officer
Houston, TX  77060                                       (281) 423-3332
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News Release
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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                        NL REPORTS FOURTH QUARTER RESULTS

HOUSTON, TEXAS - January 31, 2003 -- NL Industries, Inc. (NYSE:NL) today reported net income for the fourth quarter of 2002 of $.16 per diluted share compared with $.83 per diluted share in the fourth quarter of 2001. Excluding the effect of the items summarized in the accompanying table, net income in the fourth quarter of 2001 was $.12 per diluted share.

Net income for full-year 2002 was $.76 per diluted share compared with net income for full-year 2001 of $2.44 per diluted share. Excluding the effect of the items summarized in the accompanying table, net income for full-year 2002 was $.64 per diluted share compared with $1.72 per diluted share for full-year 2001.

The Company's titanium dioxide pigments ("TiO2") operating income in the fourth quarter of 2002 was $20.1 million compared with $35.9 million in the fourth quarter of 2001. Operating income in the fourth quarter of 2001 included $16.6 million of business interruption insurance proceeds related to losses (unallocated period costs and lost margin) incurred in prior 2001 quarters resulting from the previously reported fire at the Company's Leverkusen, Germany plant in March 2001. Excluding this amount, operating income in the fourth quarter of 2002 increased 4% compared with the fourth quarter of 2001 primarily due to higher sales and production volumes partially offset by higher costs. Compared with the third quarter of 2002, operating income in the fourth quarter of 2002 decreased $9.5 million or 32% primarily due to lower sales and production volumes, and higher costs partially offset by higher average selling prices.

Operating income for full-year 2002 was $96.5 million compared with $169.2 million for full-year 2001 due to 9% lower average selling prices, partially offset by 13% higher sales volume and 7% higher production volume. Operating income for full-year 2001 included $27.3 million of business interruption insurance proceeds related to the Leverkusen fire. The lower sales and production volumes in 2001 were due in part to the effect of the Leverkusen fire.

The Company's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the fourth quarter of 2002 was comparable to the fourth quarter of 2001 and was 2% higher than the third quarter of 2002. Compared with the third quarter of 2002, selling prices in billing currencies increased in all major markets. The average selling price in billing currencies in December 2002 was 1% higher than the average selling price for the fourth quarter.

The Company's fourth quarter 2002 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 4% higher than the fourth quarter of 2001 and 2% higher than the third quarter of 2002. The average selling price expressed in U.S. dollars in December 2002 was 1% higher than the average selling price for the fourth quarter. The average selling price expressed in U.S. dollars for full-year 2002 was 7% lower than full-year 2001.

The Company's fourth quarter 2002 sales volume increased 12% from the fourth quarter of 2001 and decreased 13% from the third quarter of 2002. The increase


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

from the comparable prior year period was due in part to lost sales volume in 2001 as a result of the Leverkusen fire. Finished goods inventory levels at the end of the fourth quarter increased 6% from September 2002 levels and represented approximately two months of sales.

The Company's fourth quarter 2002 production volume was 11% higher than the fourth quarter of 2001 and decreased 8% from the third quarter of 2002 with operating rates at 90% in the fourth quarter of 2002 compared with 83% in the fourth quarter of 2001. Decreased production volume in the fourth quarter of 2002 was primarily due to maintenance stops. Full-year operating rates were at 96% in 2002 compared with 91% in 2001. The full-year 2001 lower operating rates were partly due to the effect of the Leverkusen fire.

J. Landis Martin, President and Chief Executive Officer, stated, "This year's sales volume of 455,000 metric tons was a Company record and was supported by a Company record 442,000 metric tons of production. TiO2 prices continue to trend upward and we, and other major TiO2 producers, have recently announced a new round of price increases. We started 2003 with higher selling prices as compared to last year, with prices trending upward, not downward as they were at the start of 2002. We expect full-year 2003 sales volume to be comparable to last year and full-year 2003 average selling prices to be higher than 2002. Based on these assumptions, we expect to report higher operating income in 2003 versus 2002. However, it is difficult to predict full-year 2003 results due to uncertainties surrounding the economy, including the potential for international conflict."

Securities earnings for the fourth quarter and full-year 2002 decreased $.4 million and $2.2 million, respectively, from the comparable periods in 2001, primarily due to lower average interest yields on invested funds in 2002.

Corporate income for the fourth quarter of 2002 included a $2.9 million litigation settlement gain with former insurance carrier groups. Corporate income for full-year 2002 decreased $7.0 million from full-year 2001 primarily due to lower litigation settlement gains.

During the fourth quarter of 2002, the Company commenced accounting for its stock options using the variable accounting method, which requires the intrinsic value of the stock option to be accrued as an expense. The Company recognized $3.2 million of compensation expense in the fourth quarter of 2002 related to its stock options, of which $1.6 million was charged to operating income and $1.6 million was charged to general corporate expenses.

Corporate expense for the fourth quarter of 2002 increased $1.9 million compared with the fourth quarter of 2001 primarily due to higher legal expenses and stock option compensation expense, partially offset by lower environmental expenses. Compared to the third quarter of 2002, corporate expense in the fourth quarter of 2002 decreased $.9 million primarily due to lower legal and environmental expenses partially offset by stock option compensation expense. Full-year 2002 corporate expense increased $11.9 million from full-year 2001 primarily due to higher legal and stock option compensation expenses.

Interest expense in the fourth quarter of 2002 increased $.8 million from the fourth quarter of 2001 primarily due to higher levels of outstanding debt, partially offset by lower interest rates. Interest expense for full-year 2002 increased $2.2 million from full-year 2001 primarily due to additional second-quarter 2002 interest expense related to the early extinguishment of debt.

The Company's income tax provision in the fourth quarter of 2002 included a $2.3 million deferred income tax benefit related to the enactment of certain income tax law changes in Belgium.

Minority   interest   primarily   related   to  the   Company's   majority-owned
environmental management subsidiary.

The Company's net debt at December 31, 2002 was $195.5 million, up $130.9 million from September 30, 2002. The increase in net debt during the fourth quarter of 2002 primarily related to the $2.50 per share additional shareholder dividend totaling $119.2 million. Net debt at December 31, 2002 was comprised of total debt of $325.9 million less cash, restricted cash and restricted marketable debt securities of $130.4 million.


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


A conference call regarding NL's earnings announcement is scheduled for January 31, 2003 at 11:00 a.m. (EST). Mr. Martin will host the call. Participants can access the call by dialing (888) 273-9885 (domestic) and (612) 332-0820 (international). The title of the call is NL Earnings. A taped replay of the call will be available at 2:30 p.m. (EST) the day of the call through 11:59 p.m.
(EST) on February 7, 2003 by calling (800) 475-6701 (domestic) and (320) 365-3844 (international). The access code for the replay is 671880. The call will also be broadcast live on the Internet at the Corporate Communications Broadcast Network ("CCBN") website at http://www.companyboardroom.com. In order to listen to the call, your computer must have Windows Media Player or RealPlayer installed, which can be downloaded prior to the call from the CCBN website. An online replay will be available approximately one hour after the call.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the conference call referred to above) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. The Company's 2002 results are subject to completion of an audit and the filing of its 2002 Annual Report on Form 10-K.


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

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                       Three months ended       Years ended
                                                          December 31,          December 31,
                                                      --------------------  --------------------
                                                         2002       2001       2002       2001
                                                      ---------  ---------  ---------  ---------


Revenues and other income (expense):
    Net sales .....................................   $   211.9  $   182.0  $   875.2  $   835.1
    Other income (expense), excluding corporate ...         (.5)       9.1         .8       10.8
                                                      ---------  ---------  ---------  ---------

                                                          211.4      191.1      876.0      845.9

Cost of sales .....................................       161.8      130.9      671.8      578.1
Selling, general and administrative, excluding
  corporate .......................................        29.5       24.3      107.7       98.6
                                                      ---------  ---------  ---------  ---------

        Operating income ..........................        20.1       35.9       96.5      169.2

Insurance recoveries, net .........................      --           11.6     --           17.5
                                                      ---------  ---------  ---------  ---------

        Income before corporate items, income taxes
          and minority interest ...................        20.1       47.5       96.5      186.7

Corporate income (expense):
    Securities earnings ...........................         1.4        1.8        5.6        7.8
    Litigation settlement gains, net and other
      income ......................................         3.9        2.2        9.3       16.3
    Currency transaction gains ....................      --         --            6.3     --
    Expenses ......................................        (9.7)      (7.8)     (37.8)     (25.9)
    Interest expense ..............................        (7.6)      (6.8)     (29.8)     (27.6)
                                                      ---------  ---------  ---------  ---------

        Income before income taxes and minority
          interest ................................         8.1       36.9       50.1      157.3

Income tax benefit (expense) ......................         (.3)       4.0      (12.0)     (34.9)
                                                      ---------  ---------  ---------  ---------

        Income before minority interest ...........         7.8       40.9       38.1      122.4

Minority interest .................................          .2     --            1.3        1.0
                                                      ---------  ---------  ---------  ---------

        Net income ................................   $     7.6  $    40.9  $    36.8  $   121.4
                                                      =========  =========  =========  =========

Net income per share:
    Basic .........................................   $     .16  $     .83  $     .76  $    2.44
                                                      =========  =========  =========  =========
    Diluted .......................................   $     .16  $     .83  $     .76  $    2.44
                                                      =========  =========  =========  =========

Weighted average shares used in the
  calculation of net income per share:
    Basic shares ..................................        47.8       49.3       48.5      49.7
    Dilutive impact of stock options ..............          .1     --             .1        .2
                                                      =========  =========  =========  =========
    Diluted shares ................................        47.9       49.3       48.6      49.9
                                                      =========  =========  =========  =========

Metric tons in thousands:
    Sales volume ..................................         102         91        455        402
    Production volume .............................         107         97        442        412


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

                               NL INDUSTRIES, INC.

                   COMPONENTS OF DILUTED NET INCOME PER SHARE

                                   (Unaudited)



                                                   Three months ended         Years ended
                                                      December 31,           December 31,
                                                  ----------- ---------- ----------------------
                                                     2002       2001        2002       2001
                                                  ----------- ---------- ----------------------


Litigation settlement gains, net (1) ...........   $   .04    $ --     $   .06     $    .14

Stock option compensation expense (2) ..........      (.04)     --        (.04)        --

Early extinguishment of debt (3) ...............    --          --        (.03)        --

Foreign currency transaction gain (4) ..........    --          --         .13         --

Insurance gain (5) .............................    --          .14        --           .22

Business interruption insurance proceeds
  attributable to prior 2001 quarters (6) ......    --          .21        --           --

Deferred income tax valuation allowance
  adjustment (7) ...............................    --          .36        --           .36

Reported net income per share excluding above
  items ........................................       .16      .12        .64         1.72
                                                   -------    -----    -------     --------


                                                   $   .16    $ .83    $   .76     $   2.44
                                                   =======    =====    =======     ========


(1) Fourth quarter 2002 and previously-reported litigation settlements reached with certain principal former insurance carrier groups.

(2) Compensation expense recognized during the fourth quarter of 2002 due to commencing to account for stock options using the variable accounting method.

(3) Previously-reported additional interest on early extinguishment of the Company's 11.75% Senior Secured Notes.

(4) Previously-reported foreign currency transaction gain related to the extinguishment of certain intercompany indebtedness.

(5) Previously-reported insurance recoveries for property damage related to the Leverkusen fire.

(6) Previously-reported receipt of business interruption insurance proceeds in the fourth quarter of 2001 that were attributable to prior 2001 quarters.

(7) Previously-reported net income tax benefit related principally to a change in estimate of the Company's ability to utilize certain German tax attributes.


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